Exhibit 10.2

SKY HARBOUR GROUP CORPORATION

2022 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Sky Harbour Group Corporation, a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Restricted Stock Units (the “RSUs”) described in this Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Sky Harbour Group Corporation 2022 Incentive Award Plan (as may be amended from time to time, the “Plan”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	[ ]
Grant Date:	[ ]
Number of RSU:	[ ]
Vesting Commencement Date:	[ ]
Vesting Schedule:	[ ]; subject to Section 2.1 of the Agreement.

By accepting (whether in writing, electronically or otherwise) the RSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

SKY HARBOUR GROUP CORPORATION	PARTICIPANT

By:
Name:
Title:

Exhibit A

RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I
GENERAL

1.1          Award of RSUs. The Company has granted the RSUs to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.

1.2          Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3          Unsecured Promise. The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

ARTICLE II
VESTING; FORFEITURE AND SETTLEMENT

2.1          Vesting; Forfeiture. The RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated.

(a)          Subject to Section 2.1(b), in the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company.

(b)          Notwithstanding anything to the contrary, upon Participant’s Termination of Service for Retirement, all unvested RSUs will immediately vest as of the date of such Termination of Service. For purposes of this Agreement, “Retirement” means Participant’s Termination of Service, other than for Cause, if, at the time of such Termination of Service, the sum of Participant’s age and years of service with the Company or an Affiliate add up to 65 or more on the date of such Termination of Service, provided that such Termination of Service constitutes a “separation from service” as defined in the regulations under Section 409A. [For the avoidance of doubt, a Termination of Service for death or Disability (as defined below) in the event that the sum of Participant’s age and years of service with the Company or an Affiliate add up to 65 or more as of the date of such Termination of Service shall constitute Retirement, provided that such Termination of Service constitutes a “separation from service” as defined in the regulations under Section 409A and occurs prior to the specified effective date of a Change in Control.]

(c)          [Notwithstanding anything to the contrary, upon the consummation of a Change in Control of the Company, all unvested RSUs will immediately vest as of the consummation of such Change in Control.]

(d)          [Notwithstanding anything to the contrary, upon Participant’s Termination of Service due to death or Disability, all unvested RSUs will immediately vest as of the date of such Termination of Service. For purposes of this Agreement, “Disability” means such term (or word of like import) as defined under the long-term disability policy of the Company or any Affiliate to which Participant provides services regardless of whether Participant is covered by such policy. If the Company or any Affiliate to which Participant provides services does not have a long-term disability policy in place, “Disability” means that Participant is unable to carry out the responsibilities and functions of the position held by Participant by reason of any medically determinable physical or mental impairment for a period of not less than 90 consecutive days. Participant will not be considered to have incurred a Disability unless Participant furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.]

(e)          [Notwithstanding anything to the contrary, upon Participant’s Termination of Service without Cause or resignation for Good Reason, all unvested RSUs shall remain outstanding and eligible to vest following the Date of Termination and shall actually vest and become non-forfeitable as of the Date of Termination (as defined in the Participant’s employment agreement with the Company or an Affiliate, dated as of [•],as may be amended from time to time (the “Employment Agreement”)), subject to the release provisions of the Employment Agreement becoming effective by its own terms.]

2.2          Settlement.

(a)          The RSUs will be paid in Shares as soon as administratively practicable after the vesting of the applicable RSU, but no later than 30 days following the applicable date on which any RSU vests.

(b)          Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.

(c)          The Company shall delay the delivery of any Shares under this Agreement to Participant to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies); in such event, any Shares to which Participant would otherwise be entitled during the six month period following the date of Participant’s Termination of Service will be delivered on the first business day following the expiration of such six month period (or, if earlier, Participant’s date of death).

2.3          Defined Terms.

(a)          As used in this Agreement, “Cause” shall have the meaning ascribed to such term (or word of like import) as expressly defined in an effective written agreement between Participant and the Company or its Affiliates, or in the absence of such effective written agreement and definition, “Cause” means any of the following events that the Board has determined, in good faith, has occurred: (i) Participant’s failure to substantially perform Participant’s duties (other than a failure resulting from Participant’s disability), including Participant’s failure to follow any lawful directive from the Board or Participant’s immediate supervisor; (ii) Participant’s violation of any code or standard of behavior generally applicable to Employees or executives of the Company; (iii) engaging in conduct that may reasonably result in reputational, economic or financial injury to the Company or its Affiliates; (iv) Participant’s commission of, indictment for or plea of nolo contendere to a felony, any crime involving fraud or embezzlement under federal, state or local laws or a crime involving moral turpitude; (v) Participant’s failure to devote substantially all of Participant’s working time to the business of the Company and its Affiliates; (vi) Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Affiliates or while performing Participant’s duties and responsibilities for the Company or any of its Affiliates; (vii) Participant’s commission of an act of fraud, willful misconduct or gross negligence with respect to the Company or its Affiliates, or Participant’s material breach of fiduciary duty against the Company or any of its Affiliates; (viii) Participant’s engaging in misconduct in connection with the performance of any of Participant’s duties, including by embezzlement or theft from the Company or its Affiliates, misappropriating funds from the Company or its Affiliates or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or its Affiliates; or (ix) Participant’s active disloyalty to the Company or its Affiliates, including willfully aiding a competitor or improperly disclosing confidential information.

(b)          As used in this Agreement, “Good Reason” shall have the meaning ascribed to such term (or word of like import) as expressly defined in an effective written agreement between Participant and the Company or its Affiliates, or in the absence of such effective written agreement and definition, “Good Reason” means a termination by Participant based upon the occurrence (without Participant’s express written consent) of any of the following: (i) a reduction in Participant‘s annual base salary by 10% or greater (unless such reduction applies generally to all employees of the Company); or (ii) a material diminution in Participant’s authority, duties or responsibilities. Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that the events described herein shall not constitute Good Reason unless Participant notifies the Company in writing within 30 days following the event purportedly giving rise to Good Reason and the Company fails to cure the circumstances purportedly giving rise to Good Reason within 30 days following such notice by Participant (the “Cure Period”). If the Company fails to so cure prior to the expiration of the Cure Period, then Participant may tender Participant’s resignation for Good Reason, such resignation to be effective no later than 30 days following the end of the Cure Period; it being understood that if Participant fails to resign within such 30 day period, Participant’s right to terminate Participant’s employment for Good Reason on account of the event or events described in such notice shall be deemed to be waived.

ARTICLE III
TAXATION AND TAX WITHHOLDING

3.1          Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this award of RSUs (the “Award”) and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2          Tax Withholding.

(a)          Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Affiliate takes with respect to any tax withholding obligations that arise in connection with the RSUs. Neither the Company nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares. The Company and its Affiliates do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability. Participant agrees to pay to the Company or any Affiliate any amount of tax withholding obligations that the Company or an Affiliate may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means described in this Section 3. The Company may refuse to issue or deliver the Shares, or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with any applicable withholding tax obligations.

(b)          Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company or an Affiliate to satisfy all applicable withholding tax obligations in connection with the RSUs. In this regard, Participant authorizes the Company or an Affiliate, or their respective agents, at their discretion, to satisfy the obligations with regard to all withholding tax liabilities by one or a combination of the following:

(i)    cash, wire transfer of immediately available funds or check,

(ii)    Shares or Shares held for such minimum period of time as may be established by the Administrator, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required,

(iii)    delivery of a written or electronic notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable vesting of the RSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale,

(iv)    other form of legal consideration acceptable to the Administrator in its sole discretion, or

(v)    any combination of the above permitted forms of payment.

[Notwithstanding the foregoing, if Participant is an officer of the Company whom the Administrator has determined is subject to the reporting requirements of Section 16 of the Exchange Act, [unless otherwise determined by the Board], the Shares will be delivered net of any withholding taxes as the Company determines necessary to satisfy the applicable withholding obligations.] In the event the Company or an Affiliate withholds more than the withholding taxes using one of the methods described above, Participant may receive a refund of any over-withheld amount in cash but will have no entitlement to the Shares sold or withheld.

ARTICLE IV
OTHER PROVISIONS

4.1          Dividend Equivalents. Dividend Equivalents shall not be credited to Participant while the RSUs are outstanding.

4.2          Adjustments. Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.3          Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Plan, the Grant Notice or this Agreement shall be submitted by Participant or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding.

4.4          Personal Data Authorization. Participant understands and acknowledges that the Company and its Affiliates hold certain personal information regarding Participant for the purpose of managing and administering the Plan, including Participant’s name, home address, telephone number, date of birth, social security number, salary, nationality, job title, any Shares or directorships held in the Company and details of all Awards canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”). Participant further understands and acknowledges that the Company and its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan and that the Company and any its Affiliates may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. Participant understands and acknowledges that the recipients of Data may be located in the United States or elsewhere.

4.5          Clawback. The Award and the Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

4.6          Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Compensation Committee of the Board, the Chief Executive Officer or the General Counsel at the Company’s principal office or the Chief Executive Officer’s or the General Counsel’s then-current email address. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to Participant’s designated beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section 4.6, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.7          Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.8          Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Law and, to the extent Applicable Law permits, will be deemed amended as necessary to conform to Applicable Law.

4.9          Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.10          Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Law permits, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.11          Entire Agreement; Amendment. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the RSUs without the prior written consent of Participant.

4.12          Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.13          Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms hereof.

4.14          Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Affiliate or interferes with or restricts in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and Participant.

4.15          Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

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